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                                                                    EXHIBIT 15.2



The Board of Horizon, G.P., Inc.



     We are aware of the inclusion in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-00122) and related Prospectus of Palmer Wireless, Inc. for the registration of 5,000,000 shares of its Class A Common Stock of our report dated May 13, 1996 relating to the March 31, 1995 and 1996 unaudited condensed interim financial statements of Horizon Cellular Telephone Company of Spalding, L.P.



     Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                       /s/  ERNST & YOUNG LLP



Philadelphia, Pennsylvania


May 13, 1996